Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER	July 12, 2006
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS EXPECTS TO EXCEED

SECOND QUARTER 2006 GUIDANCE

ANGLETON, TX, JULY 12, 2006 – Benchmark Electronics, Inc. (NYSE: BHE) announced today that it expects revenues and earnings per share to exceed the high end of guidance for the second quarter 2006. The Company provided second quarter revenue guidance of $630 million to $660 million, with corresponding diluted earnings per share, excluding restructuring charges and the impact of stock-based compensation expenses, of $0.36 to $0.39 on April 20, 2006.

The Company is currently finalizing its financial closing for the second quarter ended June 30, 2006. Results for the second quarter will be announced on July 20, 2006. A conference call hosted by Benchmark management will be held at 10:00 am (Central time) on July 20, 2006 to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include facilities in seven countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

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